EXHIBIT 10.1

PORTIONS HEREOF IDENTIFIED BY [***] HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. A COMPLETE COPY OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

GLENCORE AG

GLENCORE CONTRACT NO. 025.14.27124-P

THIS AGREEMENT is made on 10th March 2014

BETWEEN:	El Capitain Precious Metals, Inc.
8390 Via de Ventura, Suite F-110
Scottsdale, Arizona 85258-3189

(Hereinafter called “Seller”)

AND:	Glencore AG
Baarermattstrasse 3, P.O. Box 1301
6341 Baar, Switzerland

(Hereinafter called “Buyer”)

1.	DEFINITIONS:

1 ton = 1 metric ton of 1000 kilograms or 2204.62 lbs.

2.	QUANTITY:
2.1	Purchase of Iron Ore

The quantity of Product delivered under this Agreement is set out in Schedule 1 (the Base Quantity).

3.	SPECIFICATIONS:

The specifications of Product delivered are set out in Schedule 1 (Specifications).

4.	PRICES:
4.1	CFR China Discharge Port Reference Price

The CFR Discharge port reference price will be set out in Schedule 1.

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5.	FAILURE TO MEET SPECIFICATIONS:

If the Product does not meet the Penalty Specifications in respect of the shipment, the Buyer shall be under no obligation to accept the shipment of Product.

6.	PASSING OF TITLE AND RISK:
6.1	Passing of title and risk, freight cost

Product is sold and purchased under this Agreement on a CFR FO Discharge port basis in a vessel supplied by the Seller. Title to and all risk of loss, damage or destruction to the Product delivered shall pass to the buyer at the time it passes over the ship's rail from the loading devices into the vessel at the Loading Port in accordance with INCOterms 2010. The Seller will arrange and pay for the freight to transport the Product to the Discharge Port.

7.	SHIPPING SCHEDULE:

Seller will advise Buyer of laycan once [***] tons are delivered to a port. The first is expected to occur by June 15th, 2014. The expected tonnage is [***] dmt +/- 10%.

8.	WEIGHT
8.1	Weighing at Loading Port

At the Loading Port the Seller at the Seller's expense shall determine the weight of the shipment of Product by draft survey done by a mutually agreed Independent Surveyor and provide a certificate (Certificate of Weight) showing details of the determination which shall be the basis for the Seller's provisional invoice. The Buyer may, at the Buyer's expense, have its representative(s) present at the time of such loading.

8.2	Weighing at Discharge Port

At the Discharge Port the Buyer at the Buyer's expense shall arrange for CIQ, or an alternative third party to be mutually agreed upon by the Parties, to undertake weighing of the shipment by draft survey. The weight thus determined by CIQ (or the third party) shall be final as to the wet quantity of the shipment except as otherwise provided for in clause 8.3. If Buyer does not receive CIQ results within 60 days from completion of discharge, Load Port results shall be final. The dry quantity shall be determined by deducting the free moisture referred to in clause 9.2. from such wet quantity.

8.3	Weight differences

If after the determination of the weight of the shipment in accordance with clauses 8.1. and 8.2. there are any differences of weight outturns over 0.50 percent on a wet basis then the final weight of the shipment shall be determined by averaging the weight determined at the Discharge Port and at the Loading Port. The final weight of the shipment determined in accordance with clause 8.1. to this clause 8.3. shall be set out in a certificate which shall be the basis for the Seller's final invoice.

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9.	SAMPLING AND ANALYSIS
9.1	Sampling and analysis at Loading Port

At the Loading Port, the Seller at its own expense shall appoint a mutually agreed Independent Surveyor to take a representative sample of each shipment of Product. The sampling will be undertaken by a mTony Burgeranual sampling system to an agreed sampling schedule. For each sample, divide the sample into 2 parts, analyses such parts for chemical composition and for free moisture content and provide a certificate (Certificate of Analysis) showing details of the determination which shall be the basis for the Seller's provisional invoice. The Buyer may, at the Buyer's expense, have its representative(s) present at the time of such loading.

9.2	Sampling and analysis at Discharge Port

At the Discharge Port the Buyer, at the Buyer's expense shall arrange for CIQ, or an alternative third party to be mutually agreed upon by Parties, to take representative samples of each shipment of Product and analysis such sample for chemical and physical composition and for free moisture content. The Seller may at the Seller's expense have its representative(s) present at the time of sampling and analysis. The Buyer shall promptly forward to the Seller by airmail, facsimile and/or email a certificate issued by CIQ (or the third party) showing the percentage of chemical contents, the percentage of free moisture loss at 105 degrees Celsius and the relevant screen analysis. The CIQ (or third party) analysis shall be final except as otherwise provided for in clause 9.3. If Buyer does not receive CIQ results within 60 days from completion of discharge, Load Port results shall be final.

9.3	Analysis differences

Should there be a difference of 0.50% or more in the iron and moisture content analysis, or if there is a significant difference of 0.50% or more between the Buyer's and the Seller's analysis for physical or other chemical elements (which are in excess of the maximum content allowed in the Specifications) for such samples, the relevant percentage of free moisture or Fe content or other chemical or physical contents shall be determined by averaging the percentage determined at the Discharge Port and at the Loading Port. The final analysis of a shipment determined in accordance with clause 9.1 to this clause 9.3 shall be set out in a certificate which shall be the basis for the Seller's final invoice. For P and S the above difference should read as 0.05%.

10.	PAYMENT
10.1	Expected Value

The expected value of a shipment of Product (Expected Value) is calculated by multiplying the price (as detailed in Schedule 1) by the Base Quantity (expressed in DMT) for that shipment (as detailed in Schedule 1).

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10.2	Letter of Credit
(a)	Payment of the invoice issued by the Seller to the Buyer for the delivery of Product under this Agreement shall be made under an irrevocable Letter of Credit in accordance with the provisions of this clause 10. LC should provide for reimbursement to the negotiating bank in 5 business days.
(b)	60 days before the beginning of each confirmed laycan in the loading port, the Buyer shall open, with a prime commercial bank through the Seller's Bank, an irrevocable Letter of Credit acceptable to the Seller, payable at sight, in favour of the Seller in an amount in US dollars equal to [***]% of the Expected Value of the shipment that includes:

- Place of Expiry:	At the counter of negotiating bank
- Date of Expiry:	90 days after LC issuance date
- Available With:	Any bank
- Partial shipments:	Allowed
- Loading Port:	Greens Port or Galveston, USA
- Discharging Port:	Main Port (s), China
- Period for presentation:	15 days after BL date
- Latest UCP Rules to apply

All Opening Bank charges including interest, and finance charges are for Buyer's account. All Advising, Negotiating Bank charges are for Seller's account. Letter of credit should mention that documents dated before the opening of the Letter of Credit are acceptable.

(c)	The Buyer indemnifies the Seller against any claim, loss, damage, liability, cost and expense, including any demurrage costs that may be incurred or sustained by the Seller arising out of the Buyer's non-compliance with paragraph (b).
10.3	Amount Due

The price payable for a shipment of Product (Amount Due) is calculated by multiplying the price (as detailed in Schedule 1) by quantity of Product on that shipment as evidenced on the Certificate of Weight (converted to DMT pursuant to clause 10.) The Amount Due shall be reduced by any price adjustments applicable as set forth in schedule 1 of this Agreement.

10.4	Provisional Payment (Provisional drawing)
(a)	The Letter of Credit shall be payable against the presentation of the Seller's sight draft for the amount of [***]per cent [***]% of the Amount Due, accompanied by the documents referred to in clause 10.4(b).
(b)	When drawing against the Letter of Credit for its provisional payment, the Seller shall present the following documents to Seller's Bank for negotiation:
(i)	a full set of clean on board ocean bills of lading made out to order, blank endorsed and notify blank; Charter Party B/L acceptable;

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(ii)	Seller's provisional invoice for [***]% of the value in one original and two copies;
(iii)	Certificate of Analysis in one original and three copies, issued by Independent surveyor at Load Port;
(iv)	Certificate of Weight in one original and two copies issued by Independent surveyor at Load Port;
(v)	Certificate of Origin in one original and two copies issued by Chamber of Commerce and / or Industries.
10.5	Final payment (Final drawing)

Subject to clause 10.6, the Seller will prepare a final invoice for remaining [***]% of the value of the shipment once all CIQ details are known, based on the certificates provided in clause 8.3 and clause 9.3. Shall the balance amount be in Seller's favor, then the buyer shall pay this amount within 7 working days of the date of the seller’s final invoice. Otherwise, two copies of the final invoices shall be presented to the Buyer and any balance due to the Buyer will be made by telegraphic transfer within 7 working days of the date of the seller's final invoice.

10.6	Certificates of Weight and Analysis final in some circumstances

The Certificate of Weight and the Certificate of Analysis issued at load port shall be conclusive as to the weight or the analysis of the shipment of Product (as the case may be), and the provisional invoice issued under clause 10.4. will be considered the final invoice if:

(a)	A determination of weight under clause 8.2. is not undertaken at the Discharge Port;
(b)	All or part of the Product is lost after loading into the vessel (Seller is then not obliged to deliver replacement cargo); or
(c)	Product is contaminated (including by seawater) whilst on the vessel or being discharged.
(d)	The certificates mentioned in clauses 8.2 and 9.2 are not sent to Seller within days after completion of vessel discharge.
10.7	Performance Bond.

Seller shall provide an irrevocable and unconditional first demand guarantee or a standby letter of credit (jointly referred to as ‘Performance Bond’) issued by a bank. The issuing bank and the wording of the guarantee must be fully acceptable to the Buyer.

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The amount of the Performance bond shall be [***]% ([***]percent) of the expected CFR cargo value. Performance bond shall be opened within 3 working days before the expected LC issuance date.

Based on the expected laycan, the performance bond for the first shipment shall opened by 27th April 2014 and 48 days before the first day of shipment for every shipment there after.

11.	FORCE MAJEURE

Neither party to this contract shall be liable to the other party for any delay in performing or failure to perform any of its obligations due to events of Force Majeure including but not limited to war, blockade, revolution, riot, insurrection, civil commotion, strike, lockout, explosion, fire, flood, ice, storm, tempest, earthquake, laws, rules or regulations, applicable sanction laws, including but not limited to prohibitions on export or import and/or prohibitions applying to a nominated or carrying vessel or any other cause or causes whatsoever beyond the reasonable control of either party whether or not similar to the causes enumerated above. Failure to deliver or to accept delivery in whole or in part because of the occurrence of an event of Force Majeure shall not constitute a default hereunder or subject either party to liability for any resulting loss or damage.

Upon the occurrence of any event of Force Majeure, the party affected by the event of Force Majeure shall promptly notify the other party hereto in writing of such event and shall specify in reasonable detail the facts constituting such event of Force Majeure. Where such notice is not given within the time required, Force Majeure shall not justify the non-fulfillment of any obligations under this contract.

Both parties agree to use their respective reasonable efforts to cure any event of Force Majeure to the extent that it is reasonably possible to do so, it being understood that the settlement of strikes, lockouts, and any other industrial disputes shall be within the sole discretion of the party asserting Force Majeure.

In the event of Force Majeure, deliveries shall be suspended for the duration of such Force Majeure, but if such Force Majeure shall last more than 30 (thirty) calendar days, the tonnage affected may be cancelled with immediate effect by the party not having declared Force Majeure by written notice to the other party.

In the event that Force Majeure causes only a partial reduction in the total quantity of material that the Seller is under an obligation to deliver hereunder, the Seller shall allocate its available supplies of such material, if any, among any or all of its existing customers in a fair and equitable manner.

12.	GOVERNING LAWS, RESOLUTION OF DISPUTES ETC.
12.1	Governing Laws

This agreement, including the arbitration clause, shall be governed by, interpreted and construed in accordance with substantive New York State laws.

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12.2	All disputes arising out of or in connection with this letter agreement, including any question regarding its existence, validity or termination, shall be finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce and the U.S. Federal Arbitration Act, by three arbitrators appointed in accordance with the said Rules. The seat or legal place of arbitration shall be New York, New York, USA. The language of the arbitration shall be English, though testimony and documents may be submitted in other languages if accompanied by a translation. Judgment on the award may be entered in any court having jurisdiction thereof. The parties waive irrevocably their right to any form of appeal, review or recourse to any court or other judicial authority.
12.3	Arbitration not to interrupt performance

Neither the commencement nor conduct of arbitration will interrupt the Parties’ performance of their respective obligations under the Agreement nor affect any of the time limits fixed in the Agreement. This is not the case if such performance is materially affected by the submission of the matter in dispute to arbitration or by the result of the arbitration. The arbitration tribunal constituted to settle the matter in dispute is empowered to determine whether performance is materially affected.

13.	BREACH AND SURVIVAL
13.1	Termination

A Party may terminate this Agreement if:

(a)	the other Party (defaulting party) commits any material breach of any of its obligations under this Agreement and such breach continues unmediated (and for this purpose a breach will be deemed to be remedied by payment of reasonable compensation where no other remedy is reasonably practicable) for a period of 7 Business Days after the service of a notice by the non- defaulting Party requiring such breach to be remedied, or such longer period as may be specified in that notice;
(b)	the Parties agree to terminate this Agreement
13.2	Survival

The termination of this Agreement however caused shall be without prejudice to:

(a)	any obligations of the Parties which have accrued prior to that termination and which remain unsatisfied; and
(b)	any obligations of the Parties which are expressed to continue after termination.

In addition, clause 12 and clauses 14 to 19 inclusive and clauses 21 to 23 inclusive shall survive termination or expiry of this Agreement.

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14.	NOTICES
14.1	Notices

Unless otherwise specified all notices, advices, consents and other communication (Communications) which are required to be or may be communicated by the Seller to the Buyer or by the Buyer to the Seller under this Agreement shall be:

(a)	in writing and signed by a person duly authorized by the sender;
(b)	shall be delivered to the intended recipient by prepaid post (if posted to an address in another country, by registered airmail) or by hand, email or fax to the address or fax number as per Details provided in this Agreement or the address, email or fax number last notified by the intended recipient to the sender.
14.2	Deemed delivery

Communications given in accordance with this clause 14 shall be deemed to have been properly given and received by the addressee:

(a)	in the case of delivery in person, when delivered;
(b)	in the case of facsimile transmission, on receipt by the sender of a transmission control report from the despatching machine showing the relevant number of pages and the correct destination fax machine number and indicating that the transmission has been made without error; or
(c)	in the case of delivery by post, 7 Business Days after the date of posting (if posted to an address in another country) or 2 Business Days after the date of posting (if posted to an address in the same country), but if the result is that a Communication would be taken to be given or made on a day which is not a Business Day in the place to which the Communication is sent or is later than 4pm (local time), it will be taken to have been duly given or made at the commencement of business on the next Business Day in that place.
14.3	Notices sent by email

Any Communication given or made may be sent by email if:

(a)	the Communication is signed by a person duly authorized by the sender;
(b)	the Communication is sent to the email address last notified by the intended recipient to the sender; and
(c)	the sender keeps an electronic and a printed copy of the Communication sent.
(d)	Signatures transmitted via email shall be deemed originals for the purposes thereof.

The recipient of a Communication sent under this clause must promptly acknowledge receipt of a Communication sent under this clause and must keep an electronic and a printed copy of the Communication.

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14.4	Receipt of notices sent by email

A Communication sent under clause 14.3. will be taken to be duly given or made when receipt by the sender of an email acknowledgement from the recipient's information system showing that the Communication has been delivered to the email address last notified by the intended recipient to the sender;

15.	ENTIRE AGREEMENT AND AMENDMENT
15.1	Entire agreement

This instrument contains the entire agreement between the Parties in relation to the sale and purchase of Product hereby agreed and supersedes all prior negotiations, understandings and agreements, whether written or oral in relation to that Product.

15.2	Amendment

This Agreement shall not be modified, amended, or supplemented except by an instrument in writing duly executed by the Parties to this Agreement.

16.	CONFIDENTIALITY
16.1	General obligation

Subject to clause 16.2., each Party shall not disclose any information relating to this Agreement for a period of 1 (one) year from the signing hereof.

16.2	Permitted disclosure

A Party may disclose information:

(a)	to any third party when it has obtained the fully informed written consent of the other Party;
(b)	to a Related Corporation of the disclosing Party and the officers and employees of that Related Corporation provided the Related Corporation agrees to be bound by written confidentiality obligations no less onerous than those contained in this clause 16;
(c)	to officers and employees of any of the Parties; and
(d)	(subject to clause 16.3.) if, and to the extent, required to do so under any necessarily applicably legislation or under the rules or regulations of a recognized stock exchange applicable to the Party so disclosing or to a Related Corporation of that Party, and

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(e)	to its technical and professional advisers for the purposes of this Agreement or for the purposes of advising the Party in relation to this Agreement, and
(f)	If it is so required for fulfillment of obligations under the contract.
16.3	Public Announcements
(a)	The Parties shall use their best endeavors to agree in advance the text of all public announcements to be made in relation to this Agreement.
(b)	A Party shall not attribute any public announcement to the other Party without that Party's consent.
16.4	Clause to Operate after Termination

The provisions of this clause 16 continue to bind a Party even after:

(a)	it ceases to be a Party to this Agreement; or
(b)	the Agreement terminates.
16.5	Officers and Employees

Each of the Parties shall ensure that:

(a)	its officers and employees;
(b)	the officers and employees of its Related Corporations; and
(c)	its independent consultants, contractors and technical and professional advisers, do not disclose confidential information to third parties or improperly use that information for its own benefit.
17.	APPOINTMENT OF AGENTS
17.1	Advice of agents

Either Party may appoint an agent or agents, at its cost, to carry out any and all of the functions required or authorised to be performed under this Agreement provided they advise the other Party of the name of such agent and of the functions entrusted to it.

17.2	Parties still liable

The appointment of any person as agent by a Party under this clause 17 shall not relieve such Party of any of its obligations or responsibilities under this Agreement.

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18.	NO CONSEQUENTIAL LOSS

Notwithstanding anything to the contrary elsewhere in this Agreement, the Parties agree that no Party is in any circumstances liable in respect of any breach of this Agreement to the other Party for:

(a)	any loss of profit, loss of revenue, loss of use, loss of contract, loss of goodwill, or increased cost of working; or
(b)	any indirect or consequential loss.
19.	NO WAIVER

No failure to exercise nor any delay in exercising any right, power or remedy under this Agreement operates as a waiver. A single or partial exercise or waiver of the exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy. A waiver is not valid or binding on the Party granting that waiver unless made in writing.

20.	FURTHER ASSURANCES

Each Party shall do anything necessary or desirable (including executing agreements and documents) to give full effect to this Agreement and the transactions contemplated by it.

21.	SEVERABILITY OF PROVISIONS

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction is ineffective as to that jurisdiction to the extent of the prohibition or unenforceability. That does not invalidate the remaining provisions of this Agreement nor affect the validity or enforceability of that provision in any other jurisdiction.

22.	COUNTERPARTS

This Agreement may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.

23.	SET OFF

Only Buyer may at any time without notice to Seller set off any liability of Seller to Buyer against any liability of Buyer to Seller (in either case howsoever arising and whether any such liability is present or future, liquidated or unliquidated and irrespective of the currency of its denomination) and may for such purpose convert or exchange any currency. Any exercise by Buyer of its rights under this clause shall be without prejudice to any other rights or remedies available to Buyer under this contract or otherwise.

24.	COMPLIANCE

Buyer and Seller mutually warrant, represent and undertake that they will comply with all applicable laws, rules and regulations including without limitation sanctions and anti-corruption laws in performing this contract.

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ACCEPTED:

Signed and stamped by:

GLENCORE AG	EL CAPITAN PRECIOUS METALS, INC.

/s/ Christian Wolfensberger	/s/ Charles Mottley

by its duly authorized person	by its duly authorized person

Christian Wolfensberger	Charles Mottley
Division Head	CEO & President

Print Full Name	Print Full Name

Stamp: ........................................................................................	Stamp: ........................................................................................

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Schedule 1;

Base Quantity

The total Quantity to be made available for sale and purchase under this Agreement is a life of mine offtake. Product will be delivered monthly. After the ramp up period, the typical shipment will contain approximately [***] dmt +/- 10% in Buyer’s option.

Specifications

1)   Name of commodity: Iron Ore

2)   Origin of Material: USA

3)   Chemical Composition, on dry basis, percentage by weight:

Chemical (dry basis)	Guaranteed (%)	Limit	Rejection (%)
Fe	[***]	min	[***]
SiO2	[***]	max	[***]
AI2O3	[***]	max	[***]
P	[***]	max	[***]
S	[***]	max	[***]
Na2O + K2O	[***]	max	[***]
TiO2	[***]	max	[***]
MnO	[***]	max	[***]
As	[***]	max	[***]
H2O	[***]	max	[***]

4) Physical Specification:

Size	Guaranteed (%)	Limit	Rejection (%)
Above 7mm	[***]	max	[***]
Below 2mm	[***]	max	[***]

Buyer has the option to reject the cargo at any point if the chemical composition or sizing of any of the elements exceeds its rejection %.

If the cargo contains any deleterious and/or hazardous elements rendering the material unsafe for use or unsaleable to an end user, then Buyer has the right to cancel and terminate the contract. Any cost associated with or pursuant to this clause shall be for seller’s account.

Pricing

Index CFR:

Average quotes of the Platts 62.0% FE CFR China Index during the QP

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Quotation Period (“QP”):

The QP will be determined based on the exact sailing date of each shipment, as stated in the Bill of Lading. The month in which the Bill of Lading falls will be considered “M”. Buyer will declare the QP of M or M+5 in the month M+3.

Buyer Discount:

[***]% on CFR value of the product

Formula:

(Index CFR during the QP) – Buyer Discount +/- quality adjustments (premium/penalties depending on the final analysis of material, as described in the analysis clauses)

For example, if:

The Platts 62.0% average during the QP = $134.00/dmt (21-Oct-13)

Actual Fe for the cargo = 62.00%

All deterrent elements equal the Guaranteed levels

then the price received by the Buyer would be

$134.00– [***] = $[***]

Payment Terms, Freight Rate, Loading Rate, and Turn Time

CFR Discharge Port Reference Price for Product, Turn Time and Load Rate are set out below.

Product price and determinant for product price set out in the following two tables:

CFR, Main Ports China
Payment Terms – Letter of Credit	LC based on the provisional CFR price, covering [***]% payment against presentation of shipping documents
Payment Terms - [***]% balance	Payment of [***]% balance will be made after all CIQ details are known and according to Weighting / Sampling / Analysis sections as described in Sections 8 and 9 of this Contract

Provisional Price:

[(Index CFR of the last available quote before the LC opening date) – Buyer

Discount +/- quality adjustments (premium/penalties depending on the final analysis of material, as described in the analysis clauses)]

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CFR, Main Ports China
Discharge Rate (WMT PWWD SHINC) (per weather working day, Sunday and Holidays included)	20,000 (24 Hour)
Discharge Port Turn Time (Hours)	12
Demurrage Rate (US$/day)	Demurrage cap: as per charter party pdpr/hdltsbe
Despatch	Half of demurrage rate

Demurrage shall be paid by Seller to Buyer for all time in excess of allowed laytime and despatch at half the demurrage rate shall be paid by Buyer to Seller for all laytime saved in discharging

Premium / Penalties:

Chemical Composition:

A)   Fe Content:

	Penalty/Bonus Specification (Percentage by weight)	Price Adjustments (Fractions Pro-rata)
Iron (Fe)	Greater than Guaranteed	The base CFR price shall be increased by a single Fe:Price pro rata adjustment in USD/DMTU for each 1% of Fe above Guaranteed, fractions pro-rata.
	Less than Guaranteed	The base CFR price shall be decreased by a double Fe:Price pro rata adjustment in USD/DMTU for each 1% of Fe below Guaranteed, fractions pro-rata

B)   For other elements:

i)	For excess Silica (SiO2): At the rate of US$ [***] PDMT for silica levels above Guaranteed, fractions pro-rata.

ii)	For excess Alumina (Al2O3): At the rate of US$ [***] PDMT for each 1.00% in excess of Guaranteed, fractions pro-rata.

iii)	For excess Phosphorus (P): At the rate of US$ [***] PDMT for each 0.01% in excess of Guaranteed, fractions pro-rata.

iv)	For excess Sulphur (S): At the rate of US$ [***] PDMT for each 0.01 % in excess of Guaranteed, fractions pro-rata.

iv)	For excess Potassium (K2O) + Sodium Oxide (Na2O): At the rate of US$ [***] PDMT for each 0.01 % in excess of Guaranteed, fractions pro-rata.

iv)	For excess Titanium Dioxide (TiO2): At the rate of US$ [***] PDMT for each 0.01 % in excess of Guaranteed, fractions pro-rata.

C)   Size Penalty (Percentage by weight):

i)	For each 1% of material in excess of the Guaranteed % above 3.000 mm, the price to be decreased by USD [***]/WMT. Fractions pro rata.

ii)	For each 1% of material in excess of the Guaranteed % below 1.000 mm, the price to be decreased by USD [***]/WMT. Fractions pro rata.

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Schedule 2: Discharging terms and conditions

1.1	Discharge Port

(i)     The Buyer shall indemnify the Seller for any liability, penalty or other costs resulting from the Buyer's failure to provide such safe berth and safe port. The Buyer will ensure that the nominated berth is free and accessible at all times by the vessel for delivery of Product. The Buyer shall make all arrangements to receive the Product from the vessel on her arrival alongside the nominated berth.

1.2	Agency, Port charges, dues and taxes

(a)     Vessels are to be consigned to the Seller's agent at the Discharge Port. Seller will nominate and appoint the agent based on a recommendation from Buyer, such recommendation not to be unreasonably denied. The Seller is only accountable for all port charges associated with bringing the vessel alongside the discharge berth.

(b)     Any taxes, dues or other charges levied against the cargo at discharge port shall be for the Buyer's account. All such charges shall be paid promptly by the Buyer such that the Buyer is in a position to take delivery of the cargo without delay.

1.5	Notice of Readiness

(a)     Vessel to tender Notice of Readiness (NOR). WIFPON, WCCON, WIPON, WIBON upon arrival at loadport or its official anchorage respective waiting area, during ATDNSHINC.

1.6	Counting of Laytime

(a)	Laytime shall commence counting following the number of hours detailed as Turn Time in Schedule 1 after a valid Notice of Readiness has been tendered or when loading commences, whichever occurs first.
(b)	Laytime shall cease on completion of loading.
(d)	Time used in shifting directly between berths at the Seller's request or delays to loading due to disruptions in the Load Ports operations shall count as laytime.
(e)	Any time lost by the vessel in obtaining gas free clearance, either directly or consequentially, shall be for the Seller's account.
(f)	Force Majeure or bad weather shall not count as laytime.
(g)	Laytime permitted at the Discharge Port shall be calculated on bill of lading quantity.

1.7	Discharge rates

The discharge rate at the Discharging Port applicable in this Agreement per weather working day of twenty four (24) consecutive hours, Saturdays, Sundays and holidays inclusive will be as provided in Schedule 1.

1.8	Demurrage/Detention/Despatch rates

The Buyer and the Seller shall agree despatch and demurrage calculations following departure of the vessel from the Discharge Port. Demurrage or dispatch money shall be paid by seller or buyer, respectively, within ten (10) days from mutual agreement on amount. Any additional demurrage incurred at the Discharge Port due to Buyer not opening a Letter of Credit in accordance with the terms of this Agreement shall be for the Buyer's account.

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Buyer becomes only liable for detention if discharge is delayed due to pending import formalities, dues, taxes and/or levies with local and/or government authorities. Any other reason whatever nature can not be considered as detention.

The demurrage rate shall be as per Charter Party per 24 hour day. Demurrage calculated per day and pro rata for part of a day, for all time used in excess of allowed laytime and shall receive despatch being earned at one half the rate of demurrage per day or pro rata for part of a day for all time saved of allowed laytime.

1.9	Vessel nomination procedure

Seller shall nominate a vessel within 15 days from the LC issuance date. Seller will nominate suitable vessel not older than 22 years with full main details to Seller at least 10 days prior to the first day of laycan. Buyer to grant vessel acceptance within 24 hours satshex after receipt of corresponding vessel nomination. Performing vessel to be fully P+I club covered, ISPS + ISM + ITF or equivalent compliant and certified and to be so maintained for the duration of the voyage.

Seller has the right to substitute the vessel provided that the substituting vessel meets theä loading restrictions.

The International Code for the Security of Ships and of Port Facilities and the relevant amendments to Chapter XI of SOLAS (the “ISPS Code”) as per BIMCO being an integrated part for the shipment under this contract.

Seller warrants that they and/or any other owner, disponent owner in the charter chain and the vessel are not and have not been listed on the United States Department of the Treasury OFAC SDN list as available on the link:

http://www.ustreas.gov/offices/enforcement/ofac/sdn/

on the day vessel is nominated to Buyer.

1.10	ISPS Code

Seller warrants that any vessel which they nominate in connection with this contract complies with the requirements of the ISPS Code and/or the US Maritime Transportation Security Act 2002 ("MTSA"). The Seller warrants that any port at which the goods sold under this contract are or are intended to be loaded complies with the requirements of the ISPS Code and/or MTSA (if applicable).

Seller shall be responsible for any and all costs and/or expenses and/or losses and/or damages and/or delay arising out of or in connection with the failure of the vessel or its owners or charterers to comply with the requirements of the ISPS Code or, if applicable, MTSA and any time thereby lost shall not count as used laytime or time on demurrage. Seller shall be responsible for any and all costs and/or expenses and/or losses and/or damages and/or delay arising out of or in connection with any failure by the loadport to comply with the requirements of the ISPS Code and/or MTSA and any time thereby lost shall count as used laytime or time on demurrage.

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1.11	Other terms and conditions not described herein to be as per relevant Stemmor or Gencon C/P terms.

1.12	Seller guarantees that cargo provided is safe for transport by sea according to the IMSBC code. Seller to provide certificates stating cargo is within the TML (Transportable Moisture Limit) if required by Master prior to loading. If required, this TML and FMP (Flow Moisture Point) analysis must be performed by the relevant P&I Club appointed inspectors. If cargo is thereby deemed not suitable for shipment any delays or related costs, direct or indirect are to be for Seller's account.

1.13	Letter of Indemnity (LOI)

In case original Bill of Ladings are not available at Discharging Port at the time of vessel arrival, Seller guarantees to discharge cargo against Letter of Indemnity (LOI) issued by Buyer. Such LOI will be issued in favor of the Seller on exactly the same terms as the standard P&I Club format the owner of the vessel requires from Seller.

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Schedule 3: Definitions and interpretation

The following definitions apply unless the context requires otherwise:

Agreement means this agreement, as may be amended from time to time.

Amount Due has the meaning given in clause 10.3.

Base Quantity has the meaning given in clause 2.1.

Business Day means days excluding Saturdays, Sundays, public holidays and banking holidays in Singapore

Certificate of Analysis has the meaning given in clause 9.1. Certificate of Weight has the meaning given in clause 8.1. CFR has the meaning ascribed to it in Incoterms.

CIQ means the Entry-Exit inspection and Quarantine of PRC.

Communications has the meaning given in clause 14.1.

Delivered Quantity means total the amount of Product delivered under this Agreement as reflected in the Bills of Lading.

Discharge Port means a port of PRC.

DMT means a tonne on a dry basis.

dollars and cents mean respectively dollars and cents in lawful currency of the United States of America.

Draft (when fully loaded) means, as the context requires:

(a)       in respect of a vessel prior to completion of loading, the draft which that vessel would have if the quantity and type of ore scheduled to be loaded into it were loaded into it; or
(b)       in respect of a vessel after completion of loading, the draft of the vessel as determined by draft survey. dry basis when applied to Product means Product dried at 105s Celsius Expected Value has the meaning given in clause 11.1.

dry basis when applied to Product means Product dried at 105s Celsius

Force Majeure Event means an event or cause specified in clause 12.1.

Incoterms means Incoterms 2010 published by ICC Publishing SA

LIBOR Rate means the rate for deposits in dollars for a period of three (3) months which appears on Reuters page Libor01 at or about 11.00am London time on the relevant day, unless no such rate is available and displayed, in which case the LIBOR Rate shall be a rate which is an average (mean) of the LIBOR Rate for the preceding week.

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M means the value of an index for the average of a calendar month during the bill of lading. For example, if the bill of lading for a cargo is December 20th. Then “M” would be December.

M+5 means the value of an index for the average of a calendar month five calendar months after the bill of lading. For example, if the bill of lading for a cargo is December 20th. Then “M” would be December and “M+5” would be May.

Natural basis when applied to Product means Product in its natural or wet state

Notice of Readiness means a notice of readiness to load a vessel.

Party means a party to this Agreement.

Place of Loading means the relevant place of loading within the Loading Port.

PRC means the People's Republic of China.

QP means Quotational Period

Specifications has the meaning given in clause 3.

Tonne means a metric ton equaling 1,000 kilograms.

Wet basis when applied to Product means Product in its natural or wet state.

WMT means a tonne on a natural basis.

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